SG COWEN SERIES FUNDS, INC.       EXHIBIT 77K
        CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
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1. On May 5, 1999, based upon the recommendation of the Audit Committee of the Registrant's Board of Directors, and in accordance with Section 32 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Board of Directors determined not to retain Ernst & Young LLP, as the Registrant's independent accountants and voted to appoint KPMG LLP as the Registrant's independent accountants for the fiscal year ending November 30 , 1999.

2. During the Registrant's two most recent fiscal years ending November 30, 1998, Ernst & Young reports on the Registrant's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

3. During the Registrant's two most recent fiscal years ended November 30, 1998 there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

4. During the Registrant's two most recent fiscal years, there have been no "reportable events" as such term is described in Item 304(a)(1)(v) of Regulation S-K with respect to Ernst & Young LLP.

5. On May 5, 1999, the Registrant engaged KPMG LLP as its principal accountants to audit the Registrant's financial statements. During the Registrant's two most recent years through May 5, 1999, the Registrant has not consulted with KPMG LLP on items which (i) concerned the application of accounting principles to a specified transaction, wither completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements or (ii) concerned the subject matter of a disagreement or reportable event with Ernst & Young LLP.

6. The Registrant has requested Ernst & Young LLP to furnish it with a lettr addressed to the Securities and Exchange Commission stating whether Ernst & Young LLP agrees with the statements contained in the second, third and fourth paragraphs above. A copy of the letter from Ernst & Young LLP to the Securities and Exchange Commission is filed as Annex I hereto.